Exhibit 99.1

For Immediate Release

Viggle Revenue Up Approximately 60%; Net Registered Users Increase 75%, Preliminary F4Q 2014 Figures Show

Average Monthly Active Users up 61% over F3Q 2014

NEW YORK – July 16, 2014 – Viggle Inc. (NASDAQ: VGGL), the entertainment marketing and rewards platform that includes the Viggle, NextGuide, Wetpaint and Choose Digital brands, today released preliminary revenue and user growth figures for its F4Q 2014 and full Fiscal 2014, ended June 30, 2014.

Full financials and user information will be disclosed in Viggle’s Annual Report on Form 10-K.  The 10-K will be filed with the U.S. Securities and Exchange Commission on or before the September 28, 2014 deadline.

According to the preliminary figures, Viggle generated approximately $5.2 to $5.4 million in revenue in F4Q 2014, an increase of approximately 60 percent over F3Q 2014 revenue of $3.306 million.  Viggle generated approximately $17.9 to $18.1 million in revenue in Fiscal 2014, an increase of approximately 29 percent from $13.907 million in 2013.

Net registered users as of the end of F4Q 2014 totaled 5.353 million, an increase of 75 percent over 3.0623 million at the end of F4Q 2013, and a 29 percent increase over 4.141 million at the end of F3Q 2014.

Average monthly active users were approximately 653,400 in F4Q 2014, an increase of 61 percent over F3Q 2014’s average, which was approximately 405,600.

“We’ve seen steady growth across the Viggle platform in the last 3 months and over the last 12 months,” said Greg Consiglio, President and COO of Viggle Inc.  “The growth is indicative of the strategy we have laid out as we expand beyond a single app to a platform of brands and services for entertainment fans and marketers who need to reach them. We are starting to achieve synergies among the various properties we’ve acquired in the last six months, which help drive the usage numbers.”

Viggle Inc.’s properties include the Viggle app, which offers rewards for watching TV, engaging with advertisements or listening to music; NextGuide, a personalized TV programming guide and distributed reminder platform; Wetpaint, an entertainment news and social publishing platform; and Choose Digital, a digital marketplace platform. In June 2014, Viggle Inc. achieved a total reach of 18.4 million.  Total reach is the total amount of registered users for the Viggle app and monthly unique users of the Wetpaint media properties.

About Viggle

Viggle is an entertainment marketing and rewards platform whose app rewards its members for watching TV shows and discovering new music. The Viggle mobile app has over 5 million users. Since its launch, Viggle members have redeemed nearly $19 million in rewards for watching their favorite TV programs and listening to music. Members can also use The Viggle Store, a rewards destination where they can redeem their Viggle Points for music downloads.  In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online; Dijit Media, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies; and Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.get.viggle.com or follow us on Twitter @Viggle.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Viggle Investor Relations:
John C. Small
CFO, Viggle Inc.
646 738 3220
john@viggle.com

IRTH Communications
Robert Haag, 1-866-976-4784
Managing Partner
VGGL@irthcommunications.com

Media Contact for Viggle:
Ed Tagliaferri
DKC Public Relations
212 981 5182
edmund_tagliaferri@dkcnews.com